Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            MINNESOTA AMERICAN, INC.


                                ARTICLE 1 - NAME

      1.1) The name of the corporation shall be CorVu Corporation.


                          ARTICLE 2 - REGISTERED OFFICE

      2.1) The registered office of the corporation is located at 3400 West 66th Street, Edina, Minnesota 55435.


                            ARTICLE 3 - CAPITAL STOCK

      3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 100,000,000 shares, and which shall consist of 75,000,000 shares of Common Stock, par value $0.01, 1,000,000 shares of Series A Convertible Preferred Stock, par value $10.00, and 24,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional shares of Common or Series A Convertible Preferred Stock), and to fix the relative rights and preferences of each such class or series.

      3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

      3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

      3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.


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      3.5) Rights, Preferences and Terms of Series A Preferred Stock. The shares of Series A Convertible Preferred Stock (the "Series A Stock") shall earn dividends and be convertible into Common Stock of the corporation on the terms, and subject to the conditions, set forth in this Section 3.5.

      (a) Voting Privileges. Except as otherwise required by the Minnesota Business Corporation Act, each share of the Series A Stock shall have the right to the same number of votes as the number of shares of Common Stock into which each share of Series A Stock is convertible with respect to any matter submitted to a vote of the shareholders of the corporation.

      (b) Dividends. The holders of the shares of Series A Stock shall be entitled to receive, when and as declared by the Board of Directors, yearly dividends from the surplus or net profits of the corporation at a rate of 6.5% per annum and no more, payable semi-annually on July 1 and January 1 with proper adjustment for any dividend period which is less than a full six month period. Such dividends shall be payable before any dividends shall be paid upon, or set apart for, the Common Stock and shall be cumulative, so that if in any semi-annual dividend period, dividends at the rate of 6.5% per annum shall not have been paid upon or set apart for the Series A Stock, the deficiency (but without interest) shall be fully paid or set apart for payment, before any dividends shall be paid upon, or set apart for the Common Stock.

      (c) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the corporation at any time, the holders of shares of Series A Stock shall be entitled to receive out of the assets of the corporation an amount equal to $10.00 per share. In the event of either an involuntary or a voluntary liquidation or dissolution of the corporation, payment shall be made to the holders of Series A Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of Common Stock or any class of capital stock of the corporation ranking junior to the Series A Stock with respect to payment upon dissolution or liquidation of the corporation. If, upon any liquidation or dissolution of the corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Stock the full amounts to which they shall be entitled, the holder of such shares shall be paid pro rata in any such distribution.

      (d) Redemption. The corporation may, to the extent that funds are legally available therefor, redeem the Series A Stock on the following dates at the following prices:

                Redemption Date                  Redemption Price

         May 20, 1994  -  May 19, 1995                $10.50
         May 20, 1995  -  May 19, 1996                $10.80
         May 20, 1996  -  May 19, 1997                $11.10
         May 20, 1997  -  May 19, 1998                $11.40
             on or after May 20, 1998                 $11.70

      In addition, the value of earned and unpaid dividends will be added to the redemption price.


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      In the event of a redemption of less than all of the outstanding shares of
Series A Stock, redemptions as among the holders of such shares of Series A
Stock shall be on a pro rata basis.

      The corporation shall give notice by mail of redemptions to the holders of record of the shares of Series A Stock at least 20 days prior to the date of redemption. The notice shall (i) specify the date of redemption and the number of shares to be redeemed from each shareholder and (ii) be addressed to each shareholder at the Shareholder's post office address as shown on the records of the corporation. On or after the date fixed for redemption, each holder of shares of Series A Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the certificates are redeemed, the corporation shall issue a new certificate for the unredeemed shares.

      If the corporation deposits, on or prior to any dated fixed for redemption of shares of Series A Stock, with any bank or trust company having capital and surplus of at least $10,000,000, as a trust fund, a sufficient sum to redeem on the date fixed for redemption thereof the shares then called for redemption, with instructions and authority to such bank or trust company to pay the redemption price on or after the date of such deposit, then notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the date of such deposit, the sum so deposited, without interest, and the right to convert such shares as provided in paragraph (e) below shall in all events expire on the business day next preceding the date fixed by the Board of Directors as the date of redemption. Any funds so deposited and unclaimed at the end of one year from such redemption date shall be released or repaid to the corporation, after which the holders of the shares so called for redemption shall be entitled to receive payment of the redemption price only from the corporation.

      All Series A Stock redeemed hereunder shall immediately upon the redemption thereof be canceled and restored to the status of authorized but unissued Series A Stock.

      (e) Conversion Right. At the option of the holders thereof, the shares of Series A Stock shall be convertible, at the office of the corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares of Common Stock. Each share of Series A Stock shall be convertible into Common Stock at the rate of eight shares of Common Stock for each share of Series A Stock (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. In case of the call for redemption of any shares of Series A Stock at any time prior to the date of issuance of shares of Common Stock by the corporation upon conversion of shares of Series A Stock in accordance with the provisions of this Section 3.5, such right of conversion shall cease and terminate as to the shares designated for redemption as of the date which is one business day prior to the date set for redemption as set forth in the notice of redemption given in accordance with the provisions hereof, unless default shall be made in the payment of the redemption price. The following provisions shall govern such right of conversion:


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      (1)   In order to convert shares of Series A Stock into shares of Common
            Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the corporation or in blank, and give 10 days' prior written notice to the corporation at such office that such holder elects to convert such shares. Shares of Series A Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

      (2) In case the corporation shall at any time subdivide the outstanding shares of its Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the corporation shall at any time combine the outstanding shares of its Common Stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

      (3) If any capital reorganization or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series A Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series A Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon conversion of Series A Stock.


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            The corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the holders appearing on the books of the corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

      (f) Definition of Common Stock. As used herein the term "Common Stock" shall mean and include the corporation's presently authorized Common Stock, par value $.01 per share, and shall also include any capital stock of any class of the corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares receivable pursuant to conversion of shares of Series A Stock shall include shares designated as Common Stock of the corporation as of the date of issuance of such shares of Series A Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for above.

      (g) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion. Instead of any fraction of a share which would otherwise be issuable, the corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by $10.00, the product of which shall be divided by the Conversion Ratio.

      (h) Notice of Noncash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions. In case:

      (1) the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

      (2) the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

      (3) of any capital reorganization of the corporation, reclassification of the capital stock of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the corporation with or into another corporation or conveyance of all or substantially all of the assets of the corporation to another corporation (in each case, other than to a subsidiary of the corporation); or

      (4) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation;


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then, in any such case, the corporation shall cause to be mailed to the holders of the Series A Stock at the address maintained in the register of holders of Series A Stock by the corporation or its transfer agent, at least ten days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders Series A Stock of record shall be entitled to exchange their shares of for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger conveyance, dissolution, liquidation or winding up.

                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

      4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

      4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

          ARTICLE 5 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

      5.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

               ARTICLE 6 - AMENDMENT OF ARTICLES OF INCORPORATION

      6.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

                  ARTICLE 7 - LIMITATION OF DIRECTOR LIABILITY

      7.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


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                           CERTIFICATE OF DESIGNATION
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                CORVU CORPORATION

      1. Designation. The series of Preferred Stock is hereby designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

      2. Authorized Shares. The number of authorized shares constituting the Series B Preferred Stock shall be 600,000 shares of such series, with a par value of $0.01 per share.

      3. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Liquidation Value"). If, upon the occurrence of such a Liquidation, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) After payment to the holders of the Series B Preferred Stock of the amounts set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock that they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them.

            (c) For purposes of this Section 3, (i) an acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by another entity (other than a mere reincorporation transaction) and in which the shareholders of the Corporation immediately prior to such transaction do not own a majority of the outstanding voting securities of the surviving or acquiring entity immediately following such transaction; or (ii) a sale of all or substantially all of the assets of the Corporation (collectively, a "Change of Control"), shall be treated as a Liquidation and shall entitle the holders of Series B Preferred Stock to receive at the closing of such transaction in cash, securities or other property (valued as provided in Section 3(d)) below) amounts as specified in Sections 3(a) and 3(b) above. The

Corporation will provide each holder of shares of Series B Preferred Stock with at least thirty (30) days' advance written notice of the closing of a Change of Control.

            (d) Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the amount of such distribution shall be determined based upon the fair market value of such securities or other property as determined in good faith by the Board of Directors.

      4. Voting Rights. Each holder of shares of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded downwards to the nearest whole number. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

      5. Dividends. The holders of the shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, quarterly dividends of 1.5 (cent) per share, payable as of the first business day of a calendar year quarter (the "Valuation Date") for the previous calendar year quarter; the dividend payment of 1.5 (cent) shall be reduced accordingly if the preceding dividend period was less than one entire calendar year quarter. The dividends shall be payable in the sole discretion of the Board of Directors
(i) in cash out of legally available funds or (ii) in a fraction of one share of Common Stock, the numerator of which shall be one and the denominator of which shall be the Fair Market Value (as defined below) of one share of Common Stock as of the Valuation Date divided by 1.5 (cent). Such dividends shall be payable before any dividends shall be paid upon, or set apart for, the Common Stock and shall be cumulative, so that if in any quarterly dividend period, dividends at the rate of 1.5 (cent) per share shall not have been paid upon or set apart for the Series B Preferred Stock, the deficiency (but without interest) shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for the Common Stock. For purposes of this Section 5, "Fair Market Value" shall mean the following: (i) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (ii) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. ("Nasdaq") or on the OTC Bulletin Board, the closing sale price of one share of Common Stock on Nasdaq or the OTC Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted on Nasdaq or the OTC Bulletin Board on the last trading day prior to the Valuation Date; or (iii) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the OTC Bulletin Board, the fair market value of one share of Common Stock as of the Valuation Date shall be determined in good faith by the Board of Directors of the Company.

         6. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price (as defined below) applicable to such share in effect on the date the certificate is surrendered for conversion. The option of a holder of Series B Preferred Stock to convert such holder's shares of Series B Preferred Stock into shares of Common Stock shall terminate immediately prior to the closing of a Change of Control referred to in Section 3(c) above; provided, that notice of such Change of Control has been provided to such holder as provided herein. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Conversion Price") shall initially be $0.30 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

            (b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing of such offering or Change of Control, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to such closing.

            (c) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

            (d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(c) above or a merger or other reorganization referred to in Section 6(b) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

            (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

            (f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth (i) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based; (ii) the Conversion Price for such series of Preferred Stock at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

            (g) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

                  (i) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (which notice shall specify the date on which the holders of Common Stock shall be entitled thereto and shall describe the amount and nature of such dividend, distribution or subscription rights) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                  (ii) in the case of the matters referred to in (iii) and (iv) above, at least thirty (30) days' prior written notice of the date when the closing of the same shall take place (which notice shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and shall describe the amount and nature of such securities or other property).

            (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designations or the Corporation's Articles of Incorporation.

            (j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

            (k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, with appropriate postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

            (l) Unpaid Dividends. Any declared but unpaid dividends on shares of Series B Preferred Stock that are converted into shares of Common Stock shall be paid in cash on the date of such conversion.

      7. Restrictions and Limitations. So long as shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then-outstanding shares of the Series B Preferred Stock, voting as a single class:

            (a) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries (other than one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continues to hold in excess of 50% by voting power of the surviving or acquiring corporation);

            (b) Alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;

            (c) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

            (d) Authorize or issue, or obligate itself to issue, or otherwise create (including by reclassification) any other equity security (including any security convertible into or exercisable for any equity security) on a parity with or senior to the Series B Preferred Stock as to dividend rights or redemption rights or liquidation preferences; and

            (e) Amend its Articles of Incorporation or Bylaws if such amendment would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred.

      8. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.